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                                  EXHIBIT 99.1

[LOGO OF CONCENTRA]

Contacts:   Daniel J. Thomas                   Thomas E. Kiraly
            President and                      Executive Vice President and
            Chief Executive Officer            Chief Financial Officer
            (972) 364-8111                     (972) 364-8217

             CONCENTRA OPERATING CORPORATION TO REDEEM $47.5 MILLION
                      OF ITS 13% SENIOR SUBORDINATED NOTES

         ADDISON, Texas, June 26, 2002 - Concentra Operating Corporation ("Concentra") today announced that it intends to redeem $47.5 million of its 13% Series A and Series B Senior Subordinated Notes, pursuant to the provisions of the Indenture. The redemption represents 25% of the $190 million of currently outstanding notes, which were issued in 1999 in connection with Concentra's recapitalization. Concentra expects to complete the redemption on July 24, 2002. The holders affected by the redemption will be notified by the Trustee, the Bank of New York, as to the amounts to be redeemed from them, in accordance with the Indenture.

         To facilitate the redemption, Concentra's parent company, Concentra Inc., has borrowed $55 million in a bridge loan facility from Salomon Smith Barney and Credit Suisse First Boston. The bridge loan facility has been guaranteed by Concentra Inc.'s primary equity sponsor, Welsh Carson Anderson & Stowe. The proceeds of the loan have been contributed to Concentra as equity to fund the redemption and related transaction fees. The new debt has a term of two years and requires no cash interest payments until maturity.

         In addition to benefiting the Company by lowering its level of indebtedness, Concentra's redemption of the bonds will lower its interest expense and the consolidated interest expense of its parent corporation, Concentra Inc. Concentra chose to undertake this redemption in advance of the deadline of August 15, 2002 set forth in the Indenture for a transaction of this kind. "This refinancing step makes good financial sense for Concentra," said Daniel Thomas, President and Chief Executive Officer of Concentra. "It will reduce the amount of debt we will carry at the operating company level, assist us by lowering our total interest expense and will enhance the overall value of our firm."

                                     -MORE-

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Concentra Announces Debt Redemption
Page 6
June 26, 2002



         In connection with their approval of the bridge loan and redemption transactions, Concentra's lenders under its $475 million Senior Credit Facility have also approved modifications to Concentra's financial covenants which allow for more financial flexibility. These modifications provide for increased leverage and decreased interest coverage requirements for the periods beginning with the second quarter of 2002 and ending with the fourth quarter of 2004.

         Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

         This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational financing and strategic risks related to the Company's capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

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